Exhibit 99.1

MAGNACHIP SEMICONDUCTOR CORPORATION ANNOUNCES RESIGNATION OF

MEL KEATING AS A MEMBER OF THE BOARD OF DIRECTORS

SEOUL, South Korea, September 6, 2023 — Magnachip Semiconductor Corporation (NYSE: MX) (“Magnachip” or the “Company”) received a letter of resignation, dated September 5, 2023, from Mr. Mel Keating, a member of the board of directors of the Company (the “Board”), whose resignation was accepted by the Board and effective as of September 5, 2023.

Now that the Company has announced its plan to separate its Display and Power operations into two distinct legal entities, Mr. Keating has decided that, after over 7 years of service as a member of the Board, during which time he led the Audit Committee and the Strategic Review Committee, and given other important and time consuming business obligations, it was the right time to conclude his service to the company.

Mr. Keating’s resignation is not due to any disagreement with the company over any of its financial reporting, operations, policies or practices.

About Magnachip Semiconductor

Magnachip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, computing, industrial and automotive applications. The Company provides a broad range of standard products to customers worldwide. Magnachip, with more than 40 years of operating history, owns a portfolio of approximately 1,100 registered patents and pending applications, and has extensive engineering, design, and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

CONTACT:

Yujia Zhai

The Blueshirt Group

Tel. (860) 214-0809

Yujia@blueshirtgroup.com